Exhibit 99.(q)

FIRST EAGLE VARIABLE FUNDS

POWER OF ATTORNEY

The person whose signature appears below hereby appoints John P. Arnhold and Suzan Afifi and each of them, each of whom may act without the joinder of others, as such person’s attorney-in-fact to sign and file on such person's behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of the First Eagle Variable Funds.

/S/______________________________________

Name:________________________________________

Title:   Trustee

Date: